For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

Gastar Exploration Announces 51% Increase in Proved Reserves

Updates Operations, Borrowing Capacity, Provides 2013 Capital
Spending and 1Q 2013 Production Guidance

HOUSTON, February 21, 2013 - Gastar Exploration Ltd. (NYSE MKT: GST) (Gastar) today reported year-end 2012 proved natural gas, oil and condensate and natural gas liquids (NGLs) reserves of 180.9 billion cubic feet equivalent (Bcfe) as estimated in accordance with Securities Exchange Commission (SEC) regulations. This represents an increase of 51% over year-end 2011 proved reserves of 119.7 Bcfe.
Of the total 2012 year-end proved reserves, 72% were natural gas, 11% were condensate and oil and 17% were NGLs, as compared to 77%, 9% and 14%, respectively, for year-end 2011. The pre-tax present value of these reserves, discounted at 10% (PV-10), was $206.8 million, versus $217.1 million at year-end 2011, which reflects a year-over-year decline in natural gas, oil, condensate and NGLs prices.
Marcellus Shale assets represented 85% of proved reserves volumes and 93% of the PV-10 value, with East Texas comprising the majority of the remainder of proved reserves and PV-10 value.
Proved undeveloped (PUD) reserves at December 31, 2012 accounted for approximately 30% of total proved reserves, compared to approximately 34% at year-end 2011. Proved undeveloped reserves at year-end 2012 were comprised of 54.3 Bcfe of Appalachian Basin reserves with a PV-10 value of $39.1 million. At year-end 2012, Gastar recorded only 1.0 gross Marcellus PUD location adjacent to each gross producing location drilled (down from gross 1.3 PUD locations for each gross producing location at year-end 2011). Gastar believes all of its Marcellus acreage in Marshall and Wetzel Counties, West Virginia is prospective in the Marcellus and that the development of the acreage will result in natural gas production with high NGLs and condensate yields.
In accordance with SEC regulations, estimates of proved reserves as of December 31, 2012 were calculated using the 12-month un-weighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2012. For natural gas volumes, the average Henry Hub price utilized was $2.76 per MMbtu. For oil volumes, the average West Texas Intermediate (WTI) posted price and the WTI spot price utilized was $91.21 and $94.71 per barrel, respectively. For NGLs volumes, the price per barrel used was $31.73. The natural gas, oil, condensate and NGLs prices are adjusted for energy content or quality, transportation and regional price differentials by area.
For comparative purposes, utilizing the significantly higher forward closing prices on the New York Mercantile Exchange (NYMEX) for natural gas and oil as of December 31, 2012, total proved reserves were 190.4 Bcfe, with a PV-10 value of $333.2 million using un-weighted average prices of $5.28 per MMBtu of natural gas, $87.28 per barrel of oil and $29.24 per barrel of NGLs, assuming a historical spread to oil prices. The natural gas, oil, condensate and NGLs prices are adjusted for energy content or quality, transportation and regional price differentials by area.
The Appalachian Basin and Mid-Continent proved reserves estimates were prepared by Wright & Company, Inc. Netherland Sewell & Associates, Inc. prepared East Texas and other areas reserves.
Operations Update
Marcellus Shale
In Marshall County, West Virginia, we began the fourth quarter of 2012 with 27 gross (12.3 net) operated Marcellus wells on production. During the fourth quarter, we brought on production 11 gross (5.1 net) additional operated wells, bringing the total number of wells on production to 38 gross (17.4 net) at year-end.
As of December 31, 2012, our operated wells on production in Marshall County were comprised of the following:

Pad	Gross Well Count	Net Well Count	Working Interest	Net Revenue Interest	Average Lateral Length (in feet) (1)	Date on Production

Corley	4	1.6	40.80%	35.40%	4,900	Dec-11
Simms	3	1.5	50.00%	43.20%	5,000	Dec-11
Hall	3	1.2	40.00%	34.70%	4,400	Jan-12
Hendrickson	5	2.0	40.00%	34.70%	4,700	Apr-12
Accettolo	3	1.5	50.00%	40.20%	4,600	Jun-12
Burch Ridge	5	2.5	50.00%	41.50%	5,800	Aug-12
Wayne	4	2.0	50.00%	40.60%	5,700	Sep-12
Wengerd	7	3.1	44.50%	37.70%	5,000	Nov-12
Lily	4	2.0	50.00%	40.60%	5,200	Dec-12
	38	17.4

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(1) Average well lateral length approximates the actual average well lateral length for the pad wells.

Five additional wells have been brought online subsequent to the end of the fourth quarter of 2012. As of the date of this release, Gastar has the following drilling and completion operations underway in Marshall County:

Pad	Gross Well Count	Net Well Count	Working Interest	Estimated Net Revenue Interest	Average Lateral Length (in feet) (1)	Status	Estimated Production Date

Addison	5	2.5	50.00%	41.70%	4,900	Fracture stimulation in progress	Late First Quarter 2013
Shields	10	5.0	50.00%	42.00%	3,400	5 wells producing and 5 awaiting fracture stimulation	Mid-First and Third Quarters 2013
Goudy (2)	4	2.0	50.00%	40.50%	5,600	Drilling operations in progress	Third Quarter 2013
	19	9.5
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(1) Average well lateral length approximates the actual average well lateral length for wells that have been completed and the estimated average well lateral length for wells that have not been completed on a pad.

(2) Goudy pad to ultimately have nine wells.

Mid-Continent Oil Play
To date, Gastar has acquired a total of approximately 48,400 gross (20,200 net) acres of leases in an oil play located in the Mid-Continent region. We expect to continue to build the position in partnership with our operating partner in 2013. This program is focused on using modern horizontal drilling and multi-stage fracture stimulation technologies to exploit a predominately crude oil-bearing reservoir, which has been produced historically using vertical wells and conventional completion techniques. If successful, the Mid-Continent play should result in a low-cost, repeatable horizontal oil development play.
To date, Gastar and our operating partner have drilled three and completed two Mid-Continent wells. As previously announced, the initial well with a 4,100 foot lateral was completed at an initial 30-day average gross rate of 105 BOE per day after processing, comprised of 84 barrels of oil per day, 12 barrels of NGLs per day, 57 Mcf of natural gas per day, and 428 barrels of completion fluids per day. For the most recent 30-day period, the initial well produced at an after-processing gross rate of 105 BOE per day, comprised of 69 barrels of oil per day, 20 barrels of NGLs per day, 94 Mcf of natural gas per day, and 247 barrels of completion fluids per day. Flow-back operations on the second well commenced on February 15, with encouraging initial results. Gastar owns a 50% working interest and approximately a 39% net revenue interest in the producing wells.
Drilling operations have been completed on an approximately 4,300 foot horizontal lateral third well in the Mid-Continent play. Completion operations are scheduled to commence early March 2013. A fourth horizontal well was spud on February 16, 2013. We will be paying 62.5% of these wells gross drill and complete costs to earn a 50% working interest and approximately 39% net revenue interest.
2013 Capital Budget
Gastar's Board of Directors has approved a 2013 capital budget of approximately $93 million, comprised of $75 million of drilling, completion and infrastructure costs, $15 million in leasing and seismic costs and $3 million for other capitalized costs, which is materially lower than our 2012 capital expenditures of approximately $146 million. The reduced capital program should still support a program that will allow us to continue our track record of strong volume and reserve growth.
Partly driving the reduced capital spending in 2013 is our plan to temporarily slow down drilling in the Marcellus Shale by mid-year 2013 to allow a thorough analysis of well spacing and drilling orientation tests to seek to further improve production rates and recoverable reserves per well. The temporary slowdown in drilling and completion activity should also allow the gatherer and processor of our Marcellus production time to address recurring operational problems with their assets and to install additional processing and fractionation assets that will improve Gastar's realizations on produced natural gas and NGLs.
In the Marcellus Shale, Gastar expects to spend approximately $60 million, comprised of $52 million for drilling, completion and infrastructure costs and an additional $8 million for lease acquisition and seismic costs. In the Mid-Continent, Gastar has budgeted $27 million, comprised of $22 million for drilling and completion costs and $5 million for additional lease acquisition costs. No new wells are planned in East Texas due to continued depressed natural gas price realizations; however, we expect to spend $2 million primarily for selected well recompletions and lease maintenance.
Drilling, completion and infrastructure costs account for $75 million of the 2013 capital budget, of which 69% is allocated for activities in the liquids-rich window of the Marcellus Shale, and 29% will be directed to drilling the Mid-Continent oil venture. We expect to fund our 2013 capital program through existing cash balances, internally generated cash flow from operating activities, borrowings under the revolving credit facility and the possible divestiture of our East Texas assets. Gastar exited 2012 with $98 million outstanding under our revolving credit facility and approximately $9 million in cash.
As part of our 2013 capital program, Gastar expects to place on production an additional 19 gross (9.5 net) operated Marcellus horizontal wells in Marshall County, West Virginia. In the Mid-Continent, we expect to drill and complete nine gross (4.5 net) non-operated wells bringing total wells on production to 10 gross (5.0 net). Although no new wells are planned in East Texas during 2013, we will continue to monitor other nearby operators' drilling activities in oil-bearing formations that also underlie a large portion of our East Texas acreage for future drilling opportunities.
Borrowing Base Increased
Gastar's Senior Secured Revolving Credit Facility was increased to $125 million from $110 million by the lending participants effective December 31, 2012. Currently, Gastar has $27 million of unused borrowing capacity. The next regularly scheduled borrowing base redetermination utilizing 2012 year-end reserves will be undertaken in May 2013.
Guidance for First Quarter of 2013
We are providing the following guidance for the first quarter of 2013:

Net Production	41 - 43 MMcfe per day
Liquids percentage of production (1)	25% to 27%
Lease operating expenses	$1.9 - $2.1 million
Transportation, treating and gathering	$1.2 - $1.4 million
Cash G&A	$2.5 - $2.7 million
Stock compensation expense	$1.1 - $1.3 million
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(1) Based on equivalent of 6 thousand cubic feet (Mcf) of natural gas to one barrel of oil, condensate or NGLs.
First quarter production assumes approximately seven days of planned shut-ins due to third party processing plant maintenance and additional production restraints related to high line pressures on the third-party-operated gathering system that impacted Gastar's Marcellus production for much of 2012.
“We ended another year in which we created significant asset value from our Marcellus Shale activities, delivering a 51% increase in total company proved reserves in 2012 and a 40% increase in PV-10 value using the more representative NYMEX forward strip valuation method,” said J. Russell Porter, Gastar's President and CEO.
“We also continued to increase the portion of higher-value oil, condensate and natural gas liquids as a percentage of our total production. During 2013, we will look for opportunities to further improve the economics and reserve recovery from our Marcellus wells, and we will step up our drilling activities in our Mid-Continent oil play on the basis of the results of our initial drilling program and the attractive high returns that should be generated from those activities. We are continuing to add to our acreage position in the Mid-Continent area and will provide additional detail on the play and recent drilling results when doing so will not negatively impact our long-term plan for the area.”
About Gastar Exploration
Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States. Gastar's principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in the Appalachia area of West Virginia and, to a lesser extent, central and southwestern Pennsylvania. Gastar also holds prospective acreage in the deep Bossier play in the Hilltop area of East Texas and in the Mid-Continent area of the United States. For more information, visit Gastar's website at www.gastar.com.

Safe Harbor Statement and Disclaimer
This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by borrowing base redeterminations by our banks, adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Gastar's Annual Report on Form 10-K and other filings with the SEC, available at the SEC's website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.
Gastar's capital budget is subject to revision and reevaluation dependent upon future developments including drilling results, availability of crews, supplies and production capacity, weather delays, significant changes in commodities prices or drilling costs.
Year-end pre-tax discounted present value of proved reserves, or PV-10, is a non-GAAP financial measure as defined by the SEC. It differs from Standardized Measure of Discounted Future Net Cash Flows (“SMOG”) in that PV-10 excludes the discounted value of estimated future income taxes. We believe that the presentation of PV-10 is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure. We further believe investors and creditors use PV-10 as a basis for comparison of the relative size and value of our reserves as compared with other companies. The discounted value of future income taxes is being evaluated and estimated in connection with completion of Gastar's 2011 financial statements and a reconciliation of PV-10 to SMOG will be included in Gastar's Form 10-K.

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